For Immediate Release

HAMPDEN BANCORP, INC. REPORTS FIRST QUARTER RESULTS AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. October 29, 2009. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three months ended September 30, 2009.

The Company had a net loss for the three months ended September 30, 2009 of $162,000, or $(0.02) per fully diluted share, as compared to a net profit of $47,000, or $0.01 per fully diluted share, for the same period in 2008. For the three month period ended September 30, 2009, net interest income increased by $512,000 compared to the three month period ended September 30, 2008. A partial offset to this increase was an increase in the provision for loan losses of $338,000 for the three months ended September 30, 2009 compared to the three months ended September 30, 2008.  The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, increases in impaired loans, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense of $598,000 for the three months ended September 30, 2009 compared to the three months ended September 30, 2008. The increase in non-interest expense was mainly due to a write-down of other real estate owned of $225,000, an increase in FDIC insurance and assessment expenses of $112,000, and an increase in other general and administrative expenses of $128,000 for the three months ended September 30, 2009 compared to the three months ended September 30, 2008. Non-interest income, including net gains on sales of securities and loans, increased by $123,000 compared to the three month period ended September 30, 2008.

The Company’s total assets decreased $1.4 million, or 0.3%, from $567.7 million at June 30, 2009 to $566.2 million at September 30, 2009. Net loans, including loans held for sale, increased $15.8 million, or 4.1%, to $403.3 million at September 30, 2009, and securities increased 0.6% or $685,000 from $116.1 million to $116.8 million as of September 30, 2009. Cash and cash equivalents decreased $17.5 million, or 48.4%, to $18.7 million at September 30, 2009. The Company also repurchased 114,800 shares of Company stock for $1.2 million pursuant to the Company’s second Stock Repurchase Program announced in January 2009.

Non-performing assets totaled $6.1 million or 1.08% of total assets, at September 30, 2009 compared to $5.3 million, or 0.93% of total assets, at June 30, 2009. Total non-performing assets included $4.9 million of non-performing loans and $1.2 million of other real estate owned. From June 30, 2009 to September 30, 2009, commercial non-performing loans have increased $680,000, residential mortgage non-performing loans have increased $330,000 and consumer non-performing loans have increased $227,000. A partial offset to these increases was a decrease in commercial mortgage non-performing loans of $224,000. As a result of the continuing economic downturn in the greater Springfield area, the Company has identified additional impaired loans, and in total now have $16.9 million of impaired loans as of September 30, 2009. The Company has established a $390,000 specific reserve, which management feels is sufficient to cover estimated losses for these impaired loans.

Deposits increased $7.9 million, or 2.1%, to $389.4 million at September 30, 2009 from $381.5 million at June 30, 2009. Money market accounts increased $4.7 million, demand deposits increased $2.9 million, NOW accounts increased $1.2 million and certificates of deposit increased $715,000. Savings accounts decreased $1.7 million from June 30, 2009 to September 30, 2009.

         Short-term borrowings, including repurchase agreements, decreased $3.3 million, or 26.8%, to $9.1 million at September 30, 2009 from $12.4 million at June 30, 2009. Long-term debt decreased $4.2 million, or 5.9%, to $66.7 million at September 30, 2009 from $70.9 million at June 30, 2009.

Stockholders’ equity decreased $418,000, or 0.4%, to $96.3 million at September 30, 2009 from $96.7 million at June 30, 2009. The Company repurchased 114,800 shares of Company stock, at an average price of $10.68 per share, in the first quarter of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. Our ratio of capital to total assets remained at 17.0% as of September 30, 2009.

According to Thomas R. Burton, President and CEO, “We believe the recession has not ended on Main Street and we are continuing to review our loan portfolio in an attempt to identify loans that may be fully collectible, but not in accordance with the original contract terms.  Accordingly, we have significantly increased the number of commercial loans that may be impaired as well as the provision for loan losses.  The steep yield curve and our improved net interest margin have created the ability to conservatively approach the loan portfolio. Until such time as we see a significant improvement in our local economy, we will continue to cautiously approach the portfolio to ensure we provide for potential losses on a timely basis and at the same time diligently working toward maintaining our current low loan delinquency percentage.”

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on November 25, 2009, to shareholders of record at the close of business on November 10, 2009.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At September 30,	At June 30,
	2009	2009
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 566,243	$ 567,656
Loans, net (a)	403,321	387,553
Securities	116,785	116,100
Deposits	389,395	381,477
Short-term borrowings, including repurchase agreements	9,057	12,372
Long-term debt	66,738	70,915
Total Stockholders' Equity	96,240	96,658
(a) Includes loans held for sale of $254,000 at September 30, 2009, and $915,000 at June 30, 2009.

	For The Three Months Ended September 30,
	2009	2008
	(unaudited)
Selected Operating Results:	(In thousands, except per share data)

Interest and dividend income, including fees	$ 6,928	$ 7,110
Interest expense	2,669	3,363
Net interest income	4,259	3,747
Provision for loan losses	842	504
Net interest income after provision for loan losses	3,417	3,243
Non-interest income	634	609
Gain (loss) on sales/write-downs of securities and loans, net	29	(69)
Non-interest expense	4,312	3,714
Income before income tax expense	(232)	69
Income tax expense	(70)	22
Net (loss) income	$ (162)	$ 47

Basic earnings per share	$ (0.02)	$ 0.01
Basic weighted average shares outstanding	6,602,476	7,052,133

Diluted earnings per share	$ (0.02)	$ 0.01
Diluted weighted average shares outstanding	6,602,476	7,089,559

	At September 30,	At June 30,
	2009	2009
Selected Ratios:	(unaudited)

Non-performing loans to total loans	1.22%	1.01%
Non-performing assets to total assets	1.08%	0.93%
Allowance for loan losses to non-performing loans	93.10%	95.61%
Allowance for loan losses to total loans	1.13%	0.97%